UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2024

Entero Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENTO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On September 10, 2024, Entero Therapeutics, Inc., a Delaware corporation (the “Company”) issued a press release announcing its entry into a binding letter of intent with DataVault Holdings, Inc. (the “Letter of Intent”) (the “Press Release”). The Press Release is attached hereto as Exhibit 99.1 and is being furnished herewith.

The information in this Item 7.01 of this Current Report on Form 8-K (the “Current Report”) and the Press Release being furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the Press Release attached as Exhibit 99.1 to this Current Report shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

On September 9, 2024, the Company entered into the Letter of Intent with Data Vault Holdings, Inc. (“DVHI”) for the licensing of certain clinical trial software owned by DVHI and associated intellectual property (the “Assets”). The Letter of Intent contemplates a worldwide exclusive license to the Assets with the right to grant sublicenses, and a right of first refusal for the Company to fully acquire the Assets in exchange for the issuance of $250,000 of shares of the Company’s junior convertible preferred stock (the “Preferred Shares”) priced at a price per preferred share equal to 180% of the five (5) trading day VWAP of the Company’s common stock (the “Common Share Price”), immediately preceding the closing of the Proposed Transaction multiplied by 1,000 (the “Preferred Share Price”), and single digit royalties on net sales (the “Proposed Transaction”). Entry into definitive documentation for the Proposed Transaction will be conditioned upon the Company receiving no less than $500,000 of strategic investment (the “Strategic Investment”), with a target of ultimately securing up to $3 million of strategic investment with the assistance of DVHI.

Contingent upon approval by the Company's shareholders, each share of junior convertible preferred stock will be convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in a one for one thousand (1:1,000) exchange (the “Conversion Ratio”), subject to certain adjustments. If, following receipt of stockholder approval, at the six month anniversary of the date of the closing of the Proposed Transaction the five (5) trading day VWAP of the Company’s Common Stock immediately preceding that date (the “Six Month Anniversary Stock Price”) is less than the Common Share Price, the Conversion Ratio then in effect will be automatically adjusted such that the total number of shares that are issuable upon conversion of the Preferred Shares will equal $250,000 divided by the Six Month Anniversary Stock Price.

The terms of the Proposed Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreement, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, receipt of the Strategic Investment on terms satisfactory to the Company, and receipt of all third party (including governmental and regulatory) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the Letter of Intent or otherwise.

Item 9.01 Financial Statements and Exhibits.

99.1*	Press Release, dated September 10, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entero Therapeutics, Inc.

September 10, 2024	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer